NIKE, Inc.
                 Q4 '03 and Fiscal '03 Earnings Transcript
                              June 26, 2003


                              PAMELA CATLETT
                       Director of Investor Relations

Good afternoon, everyone. We're pleased you're joining us this afternoon to discuss Nike's fiscal 2003 fourth quarter and full-year results. This quarter, in lieu of my usual recitation of the results contained in our press release, we'd like to streamline things a bit and have Don Blair cover most of those results in his remarks. For those of you who need to reference our release, you'll find it on our website, www.nikebiz.com/investor. This quarter you'll also find expanded information on the website about some of the highlights we'll be discussing today.

Participants in today's call are Charlie Denson and Mark Parker, Co-Presidents of the Nike Brand, and Don Blair, our Chief Financial Officer. Each of today's participants will provide brief prepared remarks and then we'll answer your questions. A comment about Q&A: We're streamlining to try to allow more time for questions, so please limit your initial questions to two. If you have additional questions, please plan to re-queue and we'll do our best to cover them. And remember, violators will be prosecuted.

Before I turn it over to Don Blair, let me remind you that on this call we're going to make forward-looking statements based on our current expectations, and these statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we file with the SEC, including Forms 8-K, 10-Q, and the 10-K. Some forward-looking statements concern futures orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and the mix of futures and at-once orders, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of our business including equipment; most of Nike Retail, Nike Golf, Cole Haan, Bauer, and Hurley are not included in these futures numbers.

During this conference call we may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative re-conciliations can also be found at Nike's website, again www.nikebiz.com under the Investors heading. In this call we may also discuss non-public financial and statistical information, which is also publicly available on that site.

Now here's Don.


                             DONALD W. BLAIR
                Vice President and Chief Financial Officer

Thanks, Pam. Runners like Pam often speak of striving for their personal best. In many ways, fiscal 2003 was a year of many personal bests for Nike.

PERSONAL BESTS

- In fiscal 2003 we broke the $10 billion dollar revenue mark, as we posted full-year revenues of $10.7 billion, up 8% versus the prior year.

- Our consolidated gross margin of 41% was up 170 basis points versus fiscal 2002 and the highest in our history.

- On a comparable basis, diluted earnings per share for the fourth quarter at $.92 represent our largest quarterly earnings ever. On the strength of this finishing kick, our full-year diluted earnings per share before accounting changes were $2.77, making fiscal 2003 the most profitable year in our history.

- We raised our return on invested capital to over 20%, the highest level since 1997, and continued to generate strong cash flows.

- We delivered a lot of that cash back to the shareholders, buying back $196 million of stock during the year and raising our quarterly dividend by 17%.

CLEARING HURDLES

What makes these achievements even more exciting for us are the hurdles we had to clear in order to deliver those results:

- During the year we significantly changed our distribution in the U.S. region, requiring us to offset a significant reduction in sales to our largest customer.

- We wrestled with delivery issues created by the temporary closure of the West Coast ports and by changes in our apparel sourcing.

- We watched the retail environment soften as consumers turned cautious in the face of a weak global economy, a war in the Middle East, and SARS in Asia.

Despite all of those challenges, we seamlessly implemented our new systems footprint in twenty-three countries in Europe and incidentally delivered the best financial results in our history.

REPORT ON FISCAL '03

Before we discuss fiscal 2004, let me talk a little bit about the year we just concluded.

Our consolidated revenues advanced 8% for the year, inline with our long-term goal of high single-digit revenue growth. This was the year that we finally saw the full impact of the last three years of robust growth in our international businesses. For the year, our non-U.S. regions delivered over 16% revenue growth versus the prior year and for the first time reported more revenue than the U.S. region.

Results by Region

Europe/Middle East/Africa
In our EMEA region, revenues grew 24% in Q4, with all but two points of the growth coming from the stronger euro. For the year, the EMEA revenues increased 20%, with fifteen points of growth coming from more favorable exchange rates. For the year, footwear revenues grew 23% and apparel revenues posted a 16% increase, while equipment revenues advanced 22%.

We're also very pleased with our gross margin performance in Europe, where our gross margins expanded by 190 basis points for the year, accounting for sixty basis points of our consolidated margin improvement. Better inline pricing margins and lower levels of closeouts, driven by cleaner inventories, drove about two-thirds of the improvement, while currency changes accounted for the balance. Although we did see a modest improvement in gross margin in the EMEA region due to the strength of the euro, this benefit was offset by weaker exchange rates in the Asia Pacific and Americas regions. Overall fiscal 2003 pretax income for the EMEA region advanced 26% to $533 million. Incidentally, our segment disclosure of regional pretax income is currently available on our website.

Asia Pacific
In the Asia Pacific region, our business continued to grow strongly in the fourth quarter. Revenues increased 22% for the quarter and 19% for the year. While five points of the full-year increase came from stronger currencies in the region, most of the growth came the old-fashioned way: by selling more product. For the year, footwear reported 14% growth, while apparel grew 24% and equipment advanced 29%. Revenues advanced in nearly every country in the region.

For the year, our Asia Pacific gross margins advanced 220 basis points, accounting for thirty basis points of the gross margin improvement for Nike, Inc. The Asia Pacific margin increase was a result of higher inline margins and cost leverage in our Japanese and Korean distribution facilities, more than offsetting weaker hedge rates across the region. Reported fiscal 2003 pretax income for the Asia Pacific region grew 36% to $295 million.

Americas
Our Americas region delivered a solid year in fiscal 2003, delivering $96 million of pretax income for the year, up 5% versus the prior year. Reported revenues grew only 1% in the fourth quarter and declined 7% for the year as a result of weaker currencies in Latin America, which reduced reported revenues by ten points in the fourth quarter and fifteen points for the full year. Gross margins for the year increased 300 basis points, due largely to higher inline margins and lower levels of closeout sales. The Americas gross margin increase accounted for ten basis points of the gross margin expansion at the Nike, Inc. level.


USA
Of all of our regions, the U.S. faced the most difficult challenges in fiscal 2003 and still managed to deliver $958 million in pretax profits for the year, a new record. Our regional management team did a tremendous job maintaining our revenue base, despite a significant reduction in sales to Foot Locker and delivery challenges created by the West Coast port stoppage and apparel sourcing issues. Revenues for the fourth quarter grew 2%, while sales for the year were essentially flat. Despite higher air freight costs incurred to minimize delivery delays, gross margins for the year reached a record 40.7%, up 130 basis points versus fiscal 2002 and translating to a sixty-basis-point improvement in Nike, Inc.'s gross margin. Two-thirds of the region's gross margin expansion came from higher footwear margins, with the balance coming from apparel.


- Footwear. For the year, our wholesale footwear revenues in the U.S. declined 4%. However, total footwear units sold actually increased over 2% for the year. Perhaps most encouraging, wholesale gross profit dollars were essentially flat versus the prior year, as gross margin increased 140 basis points.

- Apparel. For the year, U.S. apparel revenues rose 8%, reflecting strong sales of both branded performance apparel and licensed prod uct. At the same time, we delivered a second consecutive year of double-digit growth in gross profit dollars as wholesale gross mar gins rose 140 basis points.

- Equipment. U.S. equipment revenues grew 9% in the fourth quarter and 3% for the year, reflecting strong growth in socks and team sports equipment, partially offset by lower revenues following the licensing of our timing and vision businesses.

Nike-owned retail was also a bright spot in the U.S., as the strength of the brand and improving store operations drove a 12% comp-store increase of sales in May and over a 10% increase in comp-store sales in the fiscal fourth quarter.

Revenues from our subsidiaries grew 9% for the fourth quarter and 12% for the full year. Revenue growth at Nike Golf and Cole Haan combined with a full year of revenue from Hurley, and that more than offset lower revenues at Bauer Nike Hockey. For the year, our subsidiaries in total earned a small pretax profit, down significantly versus last year. Erosion of profitability at Nike Golf more than offset a strong rebound in pretax income at Cole Haan.

P&L LINE ITEMS

Consolidated SG&A spending grew 8% in the fourth quarter. Six points of that increase were due to changes in exchange rates. For the year, SG&A grew 11%, with over three points of the increase due to currency translation.

Demand creation spending increased 2% in the fourth quarter due to the effect of stronger foreign currencies. For the year, demand creation spending increased 14%, with five points of the increase due to currency translation. Two-thirds of the remaining increase was spent outside the U.S. as we invested behind the World Cup and our new partnership with the English football club Manchester United.

Operating overhead increased 12% for the quarter and 10% for the full year. Key drivers of the full-year growth were currency movement, which accounted for three points of growth, and investments in our supply chain initiative, international factory outlet stores, Hurley, and Nike Golf.

Other expense for the quarter was $32 million versus other income of $9 million in the fourth quarter of the prior year. For the full year, other expense was $80 million, a $77 million increase versus the prior year. Three-quarters of this year's other expense was due to foreign currency losses, mostly from Europe. These losses were offset by favorable translation of foreign currency denominated profits reported by our international regions. Therefore, the full effect of netting these foreign currency losses and the favorable translation of foreign currency denominated profits was $13 million of additional pretax income.

Our effective tax rate for the quarter was 33.8%, as we trued-up our full-year rate to 34.1%. This full-year rate is twenty basis points below last year's full-year rate. As we discussed earlier this year, the lower rate is largely the result of a lower tax provision on earnings permanently reinvested outside the U.S. The fourth quarter adjustment is the result of differences between actual results and quarterly estimates.
BALANCE SHEET

As of May 31st, worldwide inventories were 10% higher than the prior year. Six points of the increase was due to the stronger euro. Inventory in our U.S. region rose 4%, as we accelerated receipt of fall product to improve on last year's delivery performance.

As of May 31st, accounts receivable increased 16% or about $300 million versus the prior year. $228 million of the increase came in Europe, where the strength of the euro accounted for about $160 million of the incremental balance.

We generated $913 million of cash flow from operations for the year. Cash used by investing activities, including capital expenditures of $186 million, totaled $211 million for the year. Cash used by financing activities, including $196 million of share repurchases and $315 million of net debt retirements, totaled $605 million. As a result, our year-end cash balance increased by $58 million.

EPS GROWTH

Some time ago we articulated a long-term financial model intended to produce mid-teens earnings per share growth, and over the last four years we've delivered. Before accounting changes, we've averaged 14% growth in diluted earnings per share. It's true that every line item of our P&L hasn't played out exactly as we drew it on the chalkboard. But to quote that well-known strategic thinker, Mike Tyson, "Everybody's got plans . . . until they get hit." Under some of the most difficult business conditions in decades, with dramatic strengthening and then weakening of the dollar, we've managed our portfolio of businesses to deliver increases in current earnings and cash flows while investing in our brand and our operating capability for the future.

EXPECTATIONS FOR FISCAL '04

As we enter fiscal 2004, the retail environment remains highly uncertain in the U.S. and the developed economies in Europe. While we're encouraged by our progress in implementing our new distribution strategy in the U.S. and are committed to stay the course, U.S. futures orders for the next six months certainly indicate that our job isn't yet done. On the plus side of the ledger, we expect to see a significant benefit from stronger foreign currencies in fiscal 2004. While we have made a number of investments in our brand, we still expect to drive some SG&A leverage in fiscal 2004, although not at the level we targeted for the long term.

As a result, we expect to report full-year results broadly in line with the financial model we've articulated before: high single-digit revenue growth, expanding gross margins, and mid-teens earnings per share growth. This growth will be concentrated in the second half of the year as we face challenging comparisons in the first half.


So in summary, we're very pleased with our results in fiscal 2003 and we feel we're in a great position to continue to deliver solid profit growth in fiscal 2004. And with that, I'll turn the floor over to Mark Parker.


                               MARK PARKER
                          President, Nike Brand

Thanks, Don. The results Don just reviewed with you are a testament to many of our successes as a company during the past twelve months. Today I'd like to give you a little deeper insight to some of the brand and product efforts from the past year that really helped to fuel those financial results and set the stage for fiscal '04, which should be helpful in broadening your understanding of how we think about our brand, our priorities as a company, and the opportunities we see ahead.

For those of you who have followed us for a while, you know that build ing and managing our brand is one of the most important priorities for our company. In 2003 we made great strides in solidifying our premium brand position through the strength and diversity of our product offerings, the quality of our presentation at retail, the evolution of our connection and relationship with consumers, and the exciting partnerships we've made in sports marketing.

PRODUCT SUCCESS

Footwear

Shox
One of the highlights of our year occurred in the past six months with the fantastic launch of our latest generation of Shox product. We introduced it for spring '03 and it completely energized the market. The success of Shox reaffirmed our belief that by delivering superior, innovative, and diverse product that surpasses consumer expectations, we can drive momentum for our brand and our business. Shox did that, and going into fall and holiday '03 we think Shox product will continue to generate a great buzz in the marketplace.


Performance
But Nike's success this year was a lot more than a single product. We added more than $300 million in global footwear revenue by executing our complete offense and delivering great product across the performance and sport categories, into active life and classic product, and up and down the price spectrum. We know that better managing the depth and breadth of our product offering is essential to our ongoing success.


During the year we gained ground in many of our core categories. In addition to Shox, our running business is growing, with the Bowerman Series and great performance product like the Air Pegasus and the Air Max Moto helping to drive the growth. In fact, Nike Running experienced revenue gains across all regions this year.

Advanced Fit
This spring we introduced Advanced Fit in Japan to phenomenal results. Advanced Fit is a breakthrough concept that provides better fit appropriate to the Asian athlete's foot. We launched the concept in five categories: running, basketball, soccer, baseball, and tennis. It certainly contributed to some of the impressive results and futures you've seen from our Asia Pacific region this quarter.


Basketball
Nike Basketball delivered a good year in footwear, apparel, and equipment. We enjoyed some success with both the men's and women's NCAA tournaments. In the men's tournament the Elite Eight, the Final Four, and Syracuse, the national champion, all wore the Swoosh.


In the U.S. according to NPD data for the trailing eleven months ending April 2003, Nike is the number-one selling footwear brand in all price points.

Active Life
I should also mention the significant increases we've seen in our highly profitable active lifestyle footwear business. We continue to cultivate highly successful franchise models through color, fabrication, detailing, and select distribution: models like the Air Force 1, the Dunk, Air Max, Cortez, Ace '83, and Jordan retro styles, to name a few.

Beyond the retro franchise business, we're highly focused on expanding our boot and sandal business and creating energy around new sport-based lifestyle product such as the City Knife and Presto collections, all creating a more diverse portfolio of active life product. This is a strong and synergistic relationship between our active lifestyle and performance sport footwear business, which we see as a real competitive advantage. A great example of this would be the design of the Air Total Max 2003, which you can see on the Nike website.

I'm most encouraged by the fact that we drove profitable footwear growth in a challenging year. A lot of credit goes to our product team, which identified some key opportunities for margin expansion within the footwear process and delivered in fiscal '03. Two areas I would cite as important in helping us deliver profitable growth. First, we re-engineered a number of our key active lifestyle products, updating the molds, developing new patterns and improved material management, and reduced our product costs by over $1.00 on a number of key top-selling shoes. The other area was in better managing the mix of full-price to off-price revenues in some regions which helped drive our net pricing margins on footwear up a full percentage point for the year. I think these are two good examples of where we understand what drives profitable growth and got after them in a meaningful way in fiscal '03.

Apparel

While we had some good success in footwear this year, I am as excited about the innovation and product offerings in apparel as I am for anything in the company.

New Launches
2003 was definitely a year of innovation for Nike Apparel, starting with the global launch of our Sphere technology last fall. What started as a marathon singlet three years ago at the Sydney Olympics is now a significant global business. The consumer is embracing this technology and sell-throughs continue to get stronger each season.

We experienced dynamic growth with the introduction of our Black Label Hoop Tech and Battlegrounds apparel. Nike's Team Sport business, Rewind collections and NBA player product added to the dominance. Jordan Basketball also posted significant increases, giving the combined Nike footwear and apparel businesses dominant market share in this important category of basketball.

Partnerships
You've heard us talk a lot about our partnership with Manchester United, the most popular football club in the world. Over the next few months there will be unprecedented exposure for the game in the U.S., with international matches between Manchester United, Juventus, Barcelona, Celtic, and Club America in several cities, along with the Women's World Cup. Women's World Cup starts here in September. While Nike's global football business continued its great run with footwear revenues growing 56% for fiscal '03, we had equally impressive results in apparel, selling over one million Man United home jerseys.

The consumer's passion is not limited to Manchester United. During the year Nike's Brazilian national team jersey sold over 400,000 units and the Mexico national team jersey sales topped 75,000 units just in the first three months.

Cool Motion
The apparel launch of our Cool Motion technology at the 2002 World Cup was a huge contributor to the Nike Football success story. That success extends beyond a single category. Cool Motion technology also helped our tennis athletes at the French Open, Wimbledon, and the U.S. Open. At this year's upcoming tennis events you'll see new Cool Motion and Sphere combinations on Nike athletes.

Over this past year Nike's Black Label performance apparel grew to 36% of total apparel sales, contributing to a higher average price and gross margin performance for Nike Apparel.

Equipment

We also saw strong growth in our various equipment businesses, led this year by an incredible effort from Nike's Team Sports and Fitness equipment division, which posted record revenue and PTI results. The World Cup investment last summer, along with the current "Mi Futbol" campaign in Latin America, has continued to push our performance in soccer football equipment, where revenue growth continues to be upwards of 50% worldwide. Another key growth area has been baseball equipment, where we're experiencing solid growth and strong sell-throughs on a full head-to-toe product range, which was well represented at this year's College World Series.

BRAND MOMENTUM

As we move into this next fiscal year, we're energized and optimistic about the possibilities for our brand momentum to drive results. We're excited about the brand-building efforts we've undertaken: our signing of three of the most dynamic basketball players in the market today, Kobe Bryant, LeBron James, and Carmelo Anthony. These signings have generated great energy here at Nike and much anticipation in the market. With marquee athletes, new on-court and off-court product concepts, and a strong marketing campaign, we're well positioned to generate real excitement in the basketball category and the industry.

This summer we'll launch our Speed initiative followed by Shadow, our global advertising campaign in fall and holiday. Over the next ninety days you'll see a steady stream of Nike product innovations and communications at the World Swim Championships in Barcelona, the 100th Tour de France, Wimbledon, the World Track & Field Championships in Paris, and the Women's Soccer World Cup. The first ad, teasing our Speed initiative, starts tomorrow night, and will break in over 10,000 movie screens in theaters across the United States.

CONSUMER CONNECTION

Some of the best examples of where we're connecting with consumers in a more intimate manner are in our regional brand initiatives. Since most of you are based here in the U.S. market, you're likely not to see these campaigns, so I thought we could just provide a quick glimpse into some of these efforts:

- In Latin America we recently launched a very successful integrated campaign called "Mi Futbol," with a number of our top footballers talking about how they developed their skills playing in the streets.

- In Asia there was a major campaign around Presto where we collabo rated with a number of artists.

- In Europe we ran the "Creativity in Sport" campaign, again focused on self-expression in sport. You can take a look at the "Creativity in Sport" ads on the website.

RESONATING COMMUNICATIONS

We talk about our complete offense strategy on the product front, but I think it's an appropriate description of the healthy balance we've achieved on our brand communication work. Whether it's at the regional campaigns I just mentioned or our presence at the events like the Boston and London marathons or our own Battlegrounds basketball events, we're connecting with a range of participants and influencers in a way that only Nike can.

As a brand I feel our communications are more cohesive globally while maintaining the distinct flavor that's needed to connect with consumers on a very local basis. All around the world we're fighting for share against some very focused competitors, and the power of locally relevant communications supporting our great product is a distinct competitive advantage for us.

IN CLOSING

I'm very pleased with the health of our brand and the depth and strength of our product offering in each of the regions around the world. Every day we're connecting with consumers in large and small ways, in ways that inspire us to stay focused on delivering great product, telling compelling stories, and helping to create a more exciting retail experience.

With that, here's Charlie Denson.


                           CHARLES D. DENSON
                         President, Nike Brand

Thanks, Mark. Good afternoon, everyone. Usually we talk about performance in the context of serving an athlete or a specific consumer need with innovation and technical product break-throughs. You just heard Mark talk about some of the success stories we've seen from the past year. Today I'd like to take a little bit of time and talk about performance in a broader context, as it relates to this company, our company, and a commitment to our shareholders.

EXCELLENT PERFORMANCE

Without a doubt, fiscal 2003 was a remarkable year for Nike. We faced and overcame some significant obstacles during the year. You've heard that list before. Some were unexpected: port closures, war, a volatile global economy, a Supreme Court case, and SARS. Others were more Nike specific: redirecting our U.S. distribution, our apparel deliveries, continued implementation of our supply chain initiative, and an aggressive pursuit of a golf business that was in an unstable market.

If there was ever a year that tested us in our ability to manage our portfolio through one curve ball after another, it was this year. Yet around, through, and in spite of them all, we were able to accomplish a number of feats. It is our fifth straight year of EPS growth. It's our highest revenue performance in the history of the company, adding over $800 million to our top-line alone. It's our highest earnings per share number that we've ever hit in our company's history; our highest annual gross margin performance; the most profitable year ever for our USA business. It marked a year where our international business exceeded domestic in revenue and also afforded us the opportunity to see our biggest year ever in both pretax and revenue out of both our European and Asia Pacific divisions. As Don said, our strongest ROIC performance since 1997. Our focus on generating profitable growth, particularly during a challenging global economy, has paid off, with all four of our regions delivering a strong pretax result for this year.

I'd like to take the next few minutes to talk about some of the ways we did it and give you a glimpse into some of the opportunities and challenges that we see ahead.

INTERNATIONAL GROWTH

Once again, our international business delivered solid growth.
International revenue grew 16% for the year, as we stated earlier, led by strong results from both European and Asia Pacific regions.

Asia Pacific

The highlights from Asia are the same ones you heard over the past several quarters: Japan, Korea, and China, each delivering impressive results.

Japan
Japan's 17% growth for the year was fueled by performance product in both footwear and apparel, and an improving brand position as an authentic athletic sports brand. The recently introduced Advanced Fit initiative that Mark talked about has had a significant effect on our performance footwear results. This, combined with a strong showing in performance apparel and driven categorically by running, soccer, and our most recent introduction of a full line of baseball footwear and equipment, gives us great confidence that we can continue to grow both the authentic athletic business along with our traditionally strong position in active life. Also, the new Manchester United product introduced and the Air Jordan 3 retro product have been great additions to the excitement in the Japanese marketplace.

Korea
Korea's revenue grew 44% for the year, and we've talked a lot about the impact of last summer's World Cup and that impact on the Korean sports culture. We're continuing to see strong growth and participation numbers out of this market and expect this to continue through fiscal year '04.


China
China's business increased 39% for the year and has now exceeded the $100 million level. We continue to see an expanding infrastructure, both from a consumer demand perspective and a retail development point of view. The world of sport is growing, with participation levels up in many core sport activities. The loss of the Women's World Cup was a disappointment for our China team, but it hasn't dampened the enthusiasm for sport throughout the country. The Chinese sporting goods market will continue to expand toward the Beijing Olympics in the year 2008.

Fiscal year '04 should be our biggest year ever in Asia as we continue to build our competencies and our capabilities, implement our supply chain initiatives, and build an even stronger authentic brand position.


Europe

On to Europe, it's has been our most consistent growth performer over the last five years, finishing with its biggest year ever at $3.2 billion. The team did an excellent job managing a myriad of issues, including the new supply chain implementation and the persistently challenging macro economic environment. Highlights for the year include growth in Spain, Portugal, France, and our emerging central European countries.

We've talked on the past couple of calls about the concerns we've seen in both the U.K. and the Italian markets. We've started to see some indication that we are back on a growth path with both of these countries, with a strong brand position and futures orders going into the holiday season. We're not prepared to declare victory here yet, but we're very encouraged by the trend lines that we're seeing.

Four of the last five years, this region delivered consistent growth in revenues, margins, and profits, despite the significant negative impact of a weaker euro. In 2003 we finally began to feel the full impact of all that growth, as the euro turned in our favor. For fiscal year '04, Europe remains an integral piece of our corporate growth strategy as we continue to build our business and face a more favorable currency environment.

Americas

In the Americas region, it's amazing what a little economic stability can bring: very good results this quarter and for the entire fiscal year, with growth from Mexico, Brazil, and Argentina. The "Mi Futbol" campaign that we talked about earlier and the signing of the Mexican national team have really energized the marketplace there, and we have been very pleased with the efforts of our Argentine team and their ability to recapture some of the losses incurred last year during that country's severe political crisis.

USA

Finally, that brings us back to the USA. Many of the issues I mentioned earlier were issues that we of course encountered here at home. Nonetheless, the USA team had what was arguably one of the most difficult yet successful years in our entire history, achieving its highest pretax results ever. They have done an impressive job executing our distribution realignment strategy, building a sustainable long-term business model, and most importantly focusing on profitability and execution.

THE STAGE FOR '04

Futures

Last quarter we told you we expected to see some improvement in our U.S. futures going into the holiday season, and in fact they have not improved. Our business levels with Foot Locker have not stabilized as we expected, and we continue to see a downtrend in our numbers with them. In addition, the value segment of the market is also suffering from some softness. While we are in very good shape with all of our value partners from an inventory position, we had anticipated a little stronger futures orders going into the holiday booking period. This softness in the segment is due largely to a significant inventory of other vendors' products and is inhibiting our projected growth forecasts for the short term. We feel good about our own inventory levels and we believe that the current environment plays to our strengths long term.

As we look forward to fiscal year '04, our futures numbers are not as strong as we'd like it to be in the U.S. But remember, that was before the signings of LeBron, Carmelo, and Kobe. The basketball category hasn't had this much excitement since we saw Michael Jordan, Magic Johnson, and Larry Bird in the NBA, and now we have the top three stories for the foreseeable future. The second half will see prominent ad campaigns, and more importantly product introductions that will lead the basketball category and energize this industry.

Footwear Strategy

We've talked a lot over the last nine months about our U.S. footwear distribution strategy and the decision to redirect our prioritization and distribution of high-end footwear product. We are extremely pleased with the progress and results we've seen within both the athletic specialty and sporting goods channels. It is creating confidence in the industry, and our business is as healthy and profitable as it's been for some time, with products like the Shox NZ and Air Force 1, performance apparel and accessories, and our licensed business all performing very well. We are optimistic about the U.S. market and are confident in our direction and execution. We feel very good about the improving profitability and presentation of our business here in the USA.


Progress in Golf

Golf is going to be the last area I'll comment on today. We're very pleased with our progress and market share improvement over the last couple of years, but this year was not our best in terms of profitability. We were a little too aggressive in a downtrending market and performed poorly in terms of overall financial results. That said we're very enthusiastic about the upcoming year. Tiger has launched his new four-piece ball with better than expected results, a strong apparel and footwear business continues, and some new club innovations that will be introduced in the spring give us great confidence about our position long term.

Looking Back

By now, our satisfaction with fiscal year 2003 performance is probably evident. We are extremely pleased and excited about our results. Over eighteen months ago we had talked about what we saw then as a very challenging road ahead, and that was without all the surprises thrown in. We've demonstrated our ability to execute the vision we laid out just over two years ago. We have talked about this company in terms of becoming a great global company, no longer dependent on just the U.S. footwear business. Our international business exceeded the domestic business for the first time in our history, and it's just a start.

Looking Forward

Fiscal year '04 will bring us the Women's World Cup, Lance Armstrong and his fifth attempt at the Tour de France, the World Track & Field Championships, the World Swimming Championships where we'll launch Nike Swimwear, Rugby World Cup, the International Football Tour that Mark mentioned this summer, along with the countless annual competitions around the world. It will also be a run-up to an exciting summer next year with the Athens Olympics, and the European Football Championships hosted by the Nike sponsored Portugal national team. We have a strong experienced management team in place, and great people throughout the world committed to growing the Nike business. This year has been a challenging but rewarding one. Next year should be flat-out fun!

With that, we'll open it up for questions.


                        QUESTION AND ANSWER SESSION

Robert Drbul with Lehman Brothers: Good afternoon. Got to start with the
            U.S. futures number. Can you elaborate a little bit more maybe around if you have any major cancellations? Can you maybe give us some numbers on channel, maybe some numbers ex-Foot Locker, and give us an idea of sort of footwear versus apparel on the U.S. futures?

Denson: Hi, Bob. I'll take a couple whacks at the information and then some of it we'll have to get back to you on in a more detailed perspective I think. Let's start with just footwear and apparel first. Relatively the same level of disappoint-ment in both footwear and apparel, so the numbers are pretty equal with respect to the percentages that were released. I think overall ex-Foot Locker our business is still up in the U.S. marketplace. I don't have the specific number in front of me, but we feel pretty confident about where we're going still. I think we had expected to see a little bit more of a turnaround for holiday and are a little bit disappointed with this. But overall we still look at the U.S. numbers for the year being up 2% in units and flat on total gross profit, and feel very comfortable with where we're headed and our ability to execute the numbers going forward.

Drbul: Then the second question, Don, on the other income line, the $31 million. What we've seen in terms of the trend, that number's higher than we've seen in the last few quarters, a little bit higher. Can you discuss that? What should we expect going forward on that line now from a currency perspective?

Blair: Let me answer the question by talking more broadly about currency, Bob, because you can't just look at one line item in the P&L. Just to bring you up to date, as you recall we hedge a lot of our exposures in advance, which means that we sometimes will take a loss on hedging instruments. That shows up in the other income and expense line, but that's balanced by benefits up in the top of the P&L through translation of better results. So the net impact, which we talked about, for the year was about $13 million of positive benefit from translation year over year in fiscal '03. You can't just look at that other income and expense line. Really in terms of a net position, it was a little bit of an upside for us in '03 and we're expecting it to be a little bit more of an upside in '04. But that one line will be a reflection of the impact of our hedging instruments.

Drbul:      Without risking prosecution, I'll turn it back to you.


Virginia S. Genereux with Merrill Lynch & Co.: Can you all say-you used to elaborate a little bit I think on, you would say I think lastly-this was a couple years ago that two-thirds of our business was in futures. Can you say how much of your business now is not reflected in futures, and can you elaborate by region, if possible? That's one.

Blair: Overall, Virginia, about 25% of our business at this point is not on futures, and I would not be able to elaborate on that by region.

Denson: Virginia, it is a seasonal number that will vary from season to season as well obviously.

Genereux:   Then let me ask you all too secondly. Are you saying
            compares you think will be easier in the back half of fiscal
            '04, and that's where you expect more of the growth, the earnings growth? Won't you be spending more then maybe against European Soccer Championships and the Olympics? Then
            I was feeling like this year for May you have the easier
            World Cup spend compares in May and August. Would you might be needing to spend more as you head into next summer?

Blair: There will be some demand creation starting at the very end of this fiscal year, but most of that, Virginia, is going to fall into the next fiscal year. So it's really not that significant an impact in fiscal '04 for the Olympics and the European Championships. The biggest impact really on the front half/back half comparisons has to do with the revenue line. The two biggest components of that are that our U.S. distribution activities are going to have the most significant overlap period in the first half, so we're up against tougher comparisons in the first half in the U.S. footwear business. Then the second element is the European supply chain implementation in fiscal '03 in which we pulled revenue forward from Q3 into Q2. So our toughest revenue comparisons are in the first half. We think that's going to get easier in the second half, and that's why the profits will fall out that way.

Genereux:   Okay. Thanks a lot.


Jeffrey B. Edelman with UBS Warburg: I wondered if you could talk a little bit about the average price per unit in the futures over the next six months. Is this showing any improvement or stabilization?

Parker: Yeah. I'll respond to that question. Actually during the futures period we're seeing the average price stabilize. In fact at the back half of the futures period we're seeing some signs of average price coming back up again, in the USA particularly. Then average price has definitely been on the higher side outside the U.S. But in the USA we're seeing stabilization and in fact improvement again as you look toward the latter half of that six-month futures period.

Edelman: Then secondly, a lot of the retailers have been very enthusiastic about the Shox at $99. I guess more out of curiosity, have you been able to maintain the margin on this? Have you been able to take costs out of the product or is this a different product than what you initiated with originally to be able to bring the price down so much?

Parker: Performance-wise, we haven't compromised the product. As we mentioned in the prepared remarks, we've made a major effort to better manage our product costs. We've seen some good reduction on product costs that have helped the margin, and Shox is a good example of that. The technology is real authentic Shox technology, but it's really the pricing there is really a factor of really watching the product costs and working with our factories to get the price down there without affecting our margins.

Edelman:    Okay, thank you.


Brian McGough with Morgan Stanley: I have a couple questions. One is that there's been a lot of chatter out there recently as it relates to a shift over to brown shoe. I think it's way overdone personally, but I was hoping you could give us your take on what the incremental changes have been out there on the margin in the footwear space and how that might be impacting your orders. Then secondly, as you mentioned, you endorsed a couple of high-profile athletes this past quarter. I'm wondering which of them were actually fourth quarter events to the SG&A line and which are first quarter events. Were there any kind of upfront payments that we saw in this past quarter's number?

Parker: Let me take the brown shoe part. We've heard some of the chatter as well and I also feel, would agree that it's overstated. In fact we're not seeing this trend, this shift. There is a shift, as you well know, towards this more active lifestyle, sport-influenced active lifestyle product, and we feel we're well positioned to take advantage of that trend.
            In fact, that trend is influencing some of what we're doing on the performance side. As I mentioned, we see a great relationship between performance and active life, but we don't see any major shift towards "brown shoe." It's really more of a continued excitement around the active life retro/classic type product. As you know, this is one of the fastest-growing segments of the industry and as well for Nike.

Blair: Brian, as far as the sports marketing commitments, there wasn't any impact in fourth quarter.

McGough: Are there any kind of upfront, kind of one-time payments to start these contracts off that we might see in 1Q?

Blair: First of all, we don't talk about individual contracts. But our accounting for sports marketing contracts normally would spread the cost of the contract over the life of the contract. Unless it was an unusual circumstance, you wouldn't see a big upfront plug.

McGough:    Good. Okay thanks, Don.


John T. Shanley with Wells Fargo Securities: Good afternoon. Charlie,
            I wonder if you could clarify your comments on the U.S. futures a little bit more for us. Were the U.S. futures excluding Foot Locker down in the 10% range or were they considerably better than that? Also, what's happening with apparel? I thought that has been one of your growth strategies. Is there something going on in terms of a fashion shift or something that's causing retailers to shy away from placing orders of the magnitude you just described to us? I wonder if you can just give us that, and I've got one other follow-up question.

Denson: Okay yeah, John. In fact I think I might have said something. But the futures orders ex-Foot Locker were up I think 3% or 4%. We'd have to double-check the number, but we were up. Again, one of the reasons why we feel confident with our distribution policy and where we're headed is both the results from this year, the profitability of the business and the improvement in our presentation at retail and the overall improvement of our profitability in the brand throughout the industry. We're also starting to see an average price increase I think, as Mark alluded to earlier. So we feel really good about the health of our U.S. footwear business.

            I think that with respect to your question around apparel, we are a little disappointed with our apparel futures. I think two reasons. The first one is probably a cause of our own delivery issues that we've talked about over the last two calls. We feel very confident that we've got them fixed. But I think as you know, the retailers are going to want to see that first before they believe us. I think we're going to be able to satisfy that curiosity and we're really looking forward to the second half of the year with respect to apparel. Then I think some of the pieces, some of the different categories within the apparel line admittedly we may not have been as strong as we've wanted to be. We've just come out of sales meetings for the spring time period and are feeling very confident about our apparel business going forward.


Shanley: So it's more internal rather than seeing a shift within the overall market for athletic apparel. Is that correct?

Denson: Yeah, I think so. That's the way I feel about it certainly and I think Mindy Grossman and our apparel division here in the U.S. certainly would reflect that attitude as well.

Shanley: Okay, great. Then Charlie, you gave us the numbers on what's happening in a couple of the European countries. I wonder if you could talk about some of the three big guys. What's going on in Germany, U.K., and Italy? Are you gaining, holding your own, or what's happening there in terms of marketing position?

Denson: I'd say from a share position we're holding our own. We're seeing some deflationary numbers coming out of the entire
            U.K. market. We've got some retail consolidation that continues to go on. The JD merger with First Sport I think is still working itself out. JJB is working their issues out as well with their own inventory problems. So we've seen a little bit of consolidation there. So from a share standpoint, we feel pretty confident that we're maintaining and in fact some cases even gaining share despite the loss of some of the revenue growth. It's been a great growth market for us for many, many years, as you well know. We think that's starting to subside and stabilize. Like I said in my prepared remarks, we're starting to see some first indications from a positive standpoint that are making us feel better. Italy, we're starting to feel a lot better about and are actually starting to see a pretty strong trend line on our Italian futures and feel like we've got ourselves back in the right position with respect to our product line to be much more competitive in the Italian market. So I'm pretty excited about Italy right now going forward.

Shanley:    And Germany?

Denson: And Germany, we're holding our own. It's the competition's backyard. They outnumber us about five to one. We're playing a pretty good game there. We're not losing any share. It's not growing right now the way we think it can ultimately long term. We're looking forward to World Cup '06, and Germany will certainly be the battleground, as we get closer to that World Cup tournament.

Shanley:    Super. Thanks a lot. Appreciate it.


Margaret M. Mager with Goldman Sachs & Co.: Good '03, but it's always what do you do for me tomorrow, right? My questions are a couple things. First of all, I guess I kind of have three, but maybe you can answer them really fast. One is what should we be thinking about U.S. growth in the first half? I know you have the outlet stores that can offset the futures orders, so should we be thinking down mid single digit for the U.S.? Then you're obviously making that up internationally. With regard to your rollout plans for your new endorsement athletes, Mark or Charlie, one of you alluded to the fact that they're not in the futures orders yet. What are the rollout plans there and could they impact the holiday futures orders next time you report? With regard to one other comment you made on the value channel being oversupplied, excess inventory, not Nike, can you elaborate on that? First of all, what kind of customers are we talking about, Kohl's and Penney? Just help us understand the excess inventory comment.

Blair: Let me speak first to the futures and the revenue trends, Margaret. I'd rather not get into this with specific business units. There's a lot of volatility if you look at it that way. But I think generally with respect to the overall futures number of 4.4%, we would expect that revenues would be in the mid single digit. A couple of the things that are driving some differences there: Last year in the first and second quarter, particularly the second quarter, we had some delivery issues, which we've talked about quite a bit, and we also had some related to port strikes. So as a result of that we had some fairly high cancellation numbers last year versus what we would certainly expect to see this year. So I think we'll get a little bit of a benefit, a little bit of a pickup there on revenue, but I think mid single digits is probably where we'll be on revenue in the first half. As I say, cancellations is one of the big differences between futures and revenue.

Denson: Margaret, congratulations on asking three questions in the space of one and avoiding Ms. Catlett's wrath.

Catlett: No, no, no. I want to tell all of Margaret's competitors that she will be punished.

Mager: I thought maybe you could answer them really fast. If you talk really fast, we can get more done.

Denson: All right. I think for the sports marketing impact, because of the timing of the signings and obviously with the draft tonight, it appears to be that we know where most of the players will be beginning this season. But we will really look to the second half of the year to unveil some of the product work and the advertising work that we're working on right now. So I don't anticipate seeing any impact on the first half of the year.

            With respect to the value discussion, it's really the Kohl's, the J.C. Penney, the Sears of the world where consumer spending has affected their overall inventory levels a little bit. We're seeing that impacting us with respect to our futures orders and our discussions with them overall. As I said, though, we feel very good about our inventory levels. Obviously we talked about this in the past. We have not been up a high percentage with this group over the last couple of years, so we do not have a lot of exposure here, but it is inhibiting some of our growth plans going forward.

Mager: Are you saying it's athletic inventory that's piling up or is it just inventory in general, so retailers have to make trade-offs in their open-to-buy. It could be completely not related to athletic.

Denson:     I think it's a little bit of both.

Mager:      That's helpful. Thank you.


Noelle V. Grainger with JPMorgan Chase: I'll behave. Two questions. The first is on your relationship with Foot Locker. I guess maybe relative to your expectation coming into the period, what's changed? What's your perspective now in terms of when do you feel like this business stabilizes? I'll leave it up to you in terms of how much you might want to quantify it. That's my first question.

Denson: Hi, Noelle. Really nothing's changed. We're status quo. As we've said time and time again, I think it's not really a Foot Locker conversation. In a broader sense it's a U.S. distribution strategy shift. I would just reiterate with our comfort levels with both brand momentum and presentation in the marketplace. Coupled with the overall profitability of the U.S. business that we're seeing, we're very comfortable with where we're going.

Grainger:   What you're saying is that your business is continuing to
            decline with them, right?

Denson: It is right now, at least that's what we're seeing compared to what we anticipated right now.

Grainger:   Is there any visibility on the horizon that it is going to stabilize?

Denson: Well not really any visibility other than we are in ongoing conversations with them all the time. We certainly haven't accepted any futures orders for spring yet, so we aren't anticipating anything any further than that.

Grainger:   My second question is also related to the futures. Is there any significant change in the savings of the U.S. futures growth over the course of the period? Did it actually decelerate?

Blair: Yes. The first quarter growth is actually a touch higher than the second quarter.

Grainger:	What about on an ex-Foot Locker basis?

Blair:      Don't have that number.

Catlett:    Yeah, couldn't say.

Grainger:   All right. Thanks a lot.


Robby Ohmes with Banc of America Securities: Actually just two follow-ups on questions other people asked, the first one a follow-up on Brian's question. Can you just comment on demand creation expense for fiscal '04 and how it should trend versus '03 in relation to the endorsement agreements that you guys have signed and whether there will be offsets on other things in marketing expense to keep it at a certain level as a percent of sales? Then the other question, I'm still a little confused on the apparel futures. I kind of understand the footwear futures with Foot Locker, but can you tell us a little bit more about apparel and the timing of when you think those futures orders should improve on a relative basis to what you guys have just put out today?

Blair: With respect to the demand creation, Robby, the way we look at this is we've pretty consistently spent around 11%, a little under that, over the last several years on demand creation, and that's pretty much where we expect it to be going forward. These new signings are not-you should not look at these as add-ons to the rest of the demand creation spend. I think what we've done pretty well over the last several years is really deploy our demand creation spending against the growth initiatives that are driving the business. So for example, football in international zones is where we've deployed it historically and we're heavying up a little bit now on basketball because we have some exciting prospects there.

Denson: Hi, Robby. The other thing, I'll just take the apparel futures. I think, as I said before, we're excited about the spring line. We know we've got our delivery issues addressed and we're already seeing an improved delivery environment right now for the retailers here in the U.S. We think both of those impacts or factors will take effect for spring, and we're pretty confident for spring apparel futures right now. Trying to quantify it is a tough thing to do, just like we talked about the Foot Locker numbers. We don't have any real visibility into that just yet.

Ohmes: And there was no link between the futures disappointment in footwear and the futures disappointment in apparel?

Denson:     No, I don't think so.

Ohmes:      So just two totally separate issues.

Denson:     Yes.

Ohmes:      All right, great. Thanks a lot, guys.


Dennis S. Rosenberg with Credit Suisse First Boston: Hi, guys. First question. I assume when you were talking about mid single-digit growth in the first half you're talking about company-wide, not the U.S. If that is the case, why should we not be concerned about a 4% increase in U.S. inventories going into a period of likely lower sales?

Blair: Well first of all I am talking about corporate revenue numbers in the mid single digits. With respect to the inventory, the point that I made earlier is that we made a conscious decision this year to accelerate the delivery of fall product. That's really been touched on a couple of times on the call today. Last year we didn't deliver particularly well, with the combination of the port strike and some of the issues around apparel sourcing. So as a result, we made a decision that we were going to deliver better this year and we pulled in the fall product a little bit earlier. If you look at our inventory levels in the U.S., a significantly larger portion of the inventory is fall product as opposed to spring or summer product. We're not concerned about the freshness of the inventory. It just was a decision made to serve our customers better.

Rosenberg:  You commented about mid single-digit top line in the first half. What can we expect in terms of margin comparisons in the first half?

Blair: I think that we're going to get some benefit from the euro. We do have some currencies that are actually on the negative side of the ledger, but obviously not as large as the euro, so we do expect some benefit there. I think that as Mark talked about, we've done some real good things on the fundamental product side of the equation, which I think should also boost margins. So I expect them to be better in '04 than in '03, and I think the first couple of quarters will be true of that as well.

Rosenberg:  Does that include improved operating expense ratios or are you just talking about the gross margin?

Blair:      I'm talking about the gross margin.

Rosenberg:  What about SG&A?

Blair: Well at this point, Dennis, I'm not sure exactly how that's going to fall out. I think for the full year, as I said, we expect to get leverage out of the year, but at this point I'd rather not give you a number for the first couple of quarters.

Rosenberg:  Let me simplify it then; it's still the same question. Do you expect first and second quarter earnings to be up year over year?

Blair:      Yes, I do.

Rosenberg:  Okay, Thank you.


                            PAMELA CATLETT

	Thank you, everyone. We will talk to you soon.